Exhibit 10.40

Apollo Global Real Estate Management, L.P.

9 West 57th St. 43rd Floor

New York, NY 10019

June 1, 2012

Personal and Confidential

Mr. Joseph F. Azrack

24 West 11th Street

New York, NY 10011

Dear Joe:

This letter agreement (this “Agreement”) amends and restates the terms of your employment with Apollo Global Real Estate Management, L.P. (the “Company”).

1.

Position. Unless terminated earlier in accordance with the terms hereof, you shall remain in your position as Managing Partner of the Company through December 31, 2012 (the “Initial Term”). The Initial Term shall be extended until such time, if any, that either party elects to transition you from Managing Partner to Chairman of the Company (“Chairman”) in accordance with the terms set forth below (the period, if any, in which you continue to serve as Managing Partner following the conclusion of the Initial Term shall be referred to as the “Renewal Term”). The Company may elect to transition you to the position of Chairman at any time following the conclusion of the Initial Term. You may elect to transition to the position of Chairman at any time following June 30, 2013 (the period, if any, in which you will serve as Chairman shall be referred to as the “Additional Term”). During the Term and the Renewal Term, if any, you shall be required to devote all of your business time and attention to the performance of your duties as Managing Partner. In the event that you become Chairman, your duties shall be: (a) to devote such time to AGRE U.S. Real Estate Fund, L.P. (the “AGRE Fund”), any parallel funds and other investment vehicles as is required to manage the AGRE Fund’s investments keeping with the description of your role and responsibilities as described in the private placement memorandum for the AGRE Fund; (b) to devote such time to Apollo GSS Holdings (Cayman), L.P. (the “Partnership”) as is necessary to manage and operate the Partnership and to promote fully the interests of the Partnership; (c) the representation of the Company on the Board of Directors of Apollo Commercial Real Estate Finance, Inc. (“ARI”) and Atrium European Real Estate; (d) membership on and participation in AGRE Investment Committee meetings; (e) consultation and AGRE employee mentoring from time to time, as needed; and (f) such other duties as are mutually agreed by the parties. Subject to approval of Apollo Global Management, LLC’s (“Apollo”) compliance department, you shall be permitted to serve on two unaffiliated boards of directors of companies in the real estate business provided you give the Company notice of your intent to do so and such company is not directly competitive with Apollo or its affiliates. For the avoidance of doubt, the Company may elect to terminate your employment at any time with or without Cause (as such term is defined the Apollo Global Management, LLC 2007 Omnibus Equity Incentive Plan, as amended from time to time, the “Plan”).

2.	Compensation. Effective as of the date hereof and through the remainder of the Initial Term and any Renewal Term, you shall be entitled to receive a base pay at the annual rate of $1,000,000 (the “Base Pay”), less all applicable withholdings, which Base Pay shall be paid in accordance with the Company’s normal payroll practices. Provided that you remain employed with the Company through December 31, 2012 or in the event that the Company terminates your employment without Cause or you terminate with “Good Reason” (as defined below) prior to December 31, 2012, the Company shall pay you the amount by which $1,000,000 exceeds the amount of Base Pay paid to you from January 1, 2012 through December 31, 2012 after taking into account applicable withholdings (the “Special Payment”). The Special Payment shall be paid at the same as the 2012 Apollo bonus payments, which is typically the December 15 payroll and in any event no later than December 31, 2012 (or such later time as to comply with Section 7 below). During the Additional Term, if any, you shall be entitled to Base Pay at the annual rate of $350,000, less all applicable withholdings, which Base Pay shall be paid in accordance with the Company’s normal payroll practices. For purposes hereof “Good Reason” shall mean (a) your removal as Managing Partner during the Initial Term; (b) a change in your reporting structure during the Initial Term such that you no longer report to Apollo’s Executive Committee; (c) the failure of the Plan’s administrator to approve a grant of any restricted share units to which you may be entitled to under the terms of this Agreement; (d) the Company’s failure to pay you any compensation owed under the terms of this Agreement; or (e) a requirement to relocate your principal office to a location outside of metropolitan New York; provided, however, that you many not terminate your employment for “Good Reason” unless (x) you provide written notice to the Company of such event within 90 days of its initial occurrence, which notice describes the event that has occurred, (y) the Company fails to remedy the event within 30 days after receiving such notice, and (z) you terminate your service to the Company within 90 days after the conclusion of such 30 day remediation period.

3.	Incentive Awards:

(a) You shall continue to vest in any unvested restricted share units of Apollo and any unvested restricted stock units of ARI previously granted to you pursuant to the terms of the Restricted Share Unit Award Agreement dated September 30, 2008 between you and Apollo Global Management, LLC (the “2008 Award”), the Restricted Share Unit Award Agreement dated March 15, 2010 between you and Apollo Global Management, LLC (the “2010 Award”), the Restricted Stock Unit Award Agreement dated March 23, 2010 between you and ARI (the “March 2010 ARI Award”), the Restricted Share Unit Award Agreement between you and Apollo Global Management, LLC awarded on February 15, 2011 (the “February 2011 Award”), the Restricted Share Unit Award Agreement dated March 15, 2011 between you and Apollo Global Management, LLC (the “March 2011 Award”) and the Restricted Stock Unit Award Agreement dated August 4, 2011 between you and ARI (the “August 2011 ARI Award,” and together with the 2008 Award, the 2009 Award, the 2010 Award, the March 2010 ARI Award, the February 2011 Award and the March 2011 Award the “RSU Award Agreements”) through the date of your termination of employment with the Company. Thereafter, all unvested RSUs will automatically be forfeited in accordance with the terms of the RSU Award Agreements. Notwithstanding the foregoing and notwithstanding any provision of the RSU Award Agreements, you shall immediately vest in all unvested RSUs covered by the 2008 Award, the 2010 Award, the February 2011 Award, and the March 2011 Award in the event that (i) the Company terminates your employment without Cause (or you terminate with Good Reason) prior to December 31, 2013; or (ii) you remain employed with the Company through December 31, 2013. In addition, the Company shall recommend to the committee that administers the Apollo Commercial Real Estate Finance, Inc. 2009 Equity Incentive Plan, that you immediately vest in all unvested RSUs covered by the March 2010 ARI Award and the August 2011 ARI Award in the event that (i) the Company terminates your employment without Cause (or you terminate with Good Reason) prior to December 31, 2013; or (ii) you remained employed with the Company through December 31, 2013.

(b) Pursuant to a Restricted Share Unit Award Agreement between you and Apollo Global Management, LLC, on or about June 30, 2012, you shall be awarded 204,166 restricted stock units of Apollo Global Management, LLC (the “APO RSUs”). The APO RSUs shall vest over a four (4) year period as follows (i) 4/16 shall vest on March 31, 2013; and (ii) the remainder of the APO RSUs will vest in equal installments on the last day of each of the next 12 calendar quarters thereafter, provided that you remain in continuous service with the Company or its affiliates through each such vesting date. Except as provided below, any unvested APO RSUs will automatically be forfeited as of your date of termination. Notwithstanding the foregoing, in the event that the Company terminates your employment without Cause (or you terminate with Good Reason) prior to December 31, 2013, you shall immediately vest in any unvested APO RSUs that would have otherwise vested had your employment terminated on December 31, 2013. Thereafter, any unvested APO RSUs will automatically be forfeited.

(c) You shall be eligible to be granted additional RSUs (the “Additional RSUs”) shown below on the last day of the calendar quarter in which the corresponding level of AUM first attained provided that such levels of AUM are first attained during either the Initial Term or the Renewal Term:

Number of Additional RSUs	AUM
204,167	$4,166,666,667
204,167	$5,000,000,000

The Additional RSUs will be granted pursuant to the Plan and shall vest over a four (4) year period as follows (i) 4/16 shall on the first anniversary of such grant; and (ii) the remainder of the Additional RSUs will vest in equal installments on the last day of each of the next 12 calendar quarters thereafter, provided that you remain in continuous service with the Company or its affiliates through each such vesting date. Any unvested Additional RSUs as of the date of your termination of employment will automatically be forfeited. “AUM” means assets under management of the Apollo real estate business in current and identified managed accounts and debt securities as set forth on Schedule A attached hereto managed solely by real estate team members and replacements of such accounts for such investors for which management fees are paid, provided, however, that assets under management will be discounted based on the following level of management fee earned on such assets:

Base management fee ≥ 1:00%	100% AUM credit
Base management fee between 0.50% ≥ 1.00%	50% AUM credit
Base management fee between 0.25% ≥ 0.50%	25% AUM credit
Base management fee ≥ 0.25%	5% AUM credit

4.	Carry Points.

(a) You acknowledge and agree that you have been previously allocated 160 points of carried interest (the “Initial AGRE Carry Points”) in AGRE U.S. Real Estate Advisors, L.P., the general partner of AGRE Fund. For the avoidance of doubt, the Initial AGRE Carry Points vest on monthly basis at the rate of 1/60 per month and began vesting on September 1, 2011. In connection with the execution of this Agreement, you shall be allocated an additional 40 points of carried interest in the AGRE Fund (the “Additional AGRE Carry Points,” and together with the Initial AGRE Carry Points, the “AGRE Points”). The Additional AGRE Carry Points shall also be deemed to have begun vesting on September 1, 2011 in the same manner and on the same basis as the Initial AGRE Carry Points. Upon your termination of employment for any reason, any portion of the AGRE Points that are unvested shall immediately be forfeited. You shall retain that portion of your AGRE Points that has vested as of your service termination date and you shall receive distributions thereon, including in connection with dispositions or other liquidity events applicable to the investments made by the AGRE Fund with respect to your vested AGRE Points except in the event your employment is terminated for Cause in which event your right to receive any future distributions shall immediately cease. In addition, you shall be subject to a clawback in accordance with the applicable fund documents. Notwithstanding the foregoing, in the event that (i) the Company terminates your employment without Cause (or you terminate with Good Reason) prior to December 31, 2013; or (ii) you remain employed with the Company through December 31, 2013, the number of vested AGRE Points as of your termination date shall be equal to the number of AGRE Points in which you would have otherwise vested had your employment been terminated on June 30, 2014 (unless you continue to be employed past June 30, 2014, in which case you shall continue to vest in the AGRE Points until the date of your termination of employment). Thereafter, any unvested AGRE Points will automatically be forfeited.

(b) In connection with the execution of this Agreement, you will be allocated 12.5% of the 40% of carried interest points that will be allocated to the management team in connection with European co-investment deals (the “European Transactions ”) that are originated by Roger Orf and that are closed between January 1, 2012 and December 31, 2012 (the “European Points”). Your rights and obligations with respect to the European Points, including with respect to vesting, will be governed in accordance with the respective governing documents for point allocations. Notwithstanding the foregoing, in the event that (i) the Company terminates your employment without Cause (or you terminate with Good Reason) prior to December 31, 2013; or (ii) you remain employed with the Company through December 31, 2013, the number of vested European Points as of your termination date shall be equal to the number of European Points in which you would have otherwise vested had your employment terminated on June 30, 2014 (unless you continue to be employed past June 30, 2014, in which case you shall continue to vest in the European Points until the date of your termination of employment). Thereafter, any unvested European Points will automatically be forfeited.

(c) Provided that you are employed with the Company on the date that it allocates carried interest points in connection with the closing of the AGRE Asia Pacific Fund I (the “Asia Fund”), the Company shall allocate to you 12.5% of the 40% of carried interest points that will be allocated to the management team of the Asia Fund (the “Asia Points”). The Asia Points shall vest on a monthly basis at the rate of 1/60 per month over the course of five years from the time such points are allocated. Upon your termination of employment for any reason, any portion of the Asia Points that are unvested shall immediately be forfeited. You shall retain that portion of your Asia Points that has vested as of your service termination date and you shall receive distributions thereon, including in connection with dispositions or other liquidity events applicable to the investments made by the Asia Fund, with respect to your vested Asia Points except in the event your employment is terminated for Cause in which event your right to receive any future distributions shall immediately cease. In addition, you shall be subject to a clawback in accordance with the applicable fund documents. Notwithstanding the foregoing, in the event that (i) the Company terminates your employment without Cause (or you terminate with Good Reason) prior to December 31, 2013; or (ii) you remain employed with the Company through December 31, 2013, the number of vested Asia Points as of your termination date shall be equal to the number of Asia Points in which you would have otherwise have vested had your employment terminated on June 30, 2014, (unless you continue to be employed past June 30, 2014, in which case you shall continue to vest in the Asia Points until the date of your termination of employment). Thereafter, any unvested Asia Points will automatically be forfeited.

(d) The Company presently anticipates allocating 40% of the carried interest points to the management team responsible for managing the investments of Citi Property Investor (the “CPI Investments”) such allocations to be made on or before December 31, 2012. Provided that you remain employed on the date of such allocations, the Company may, in its sole discretion, allocate to you carried interest points in such fund.

Other than as specifically set forth herein, you acknowledge and agree that you have no right, contractual or otherwise, to receive any incentive fees, management fees or carried interest points in any other affiliated investment fund or managed account of the Company or any of its affiliates.

5.

Co-Investment. You acknowledge and agree that you are presently obligated to co-invest in AGRE USREF Co-Investors (A), L.P. (“AGRE Co-Investors”) in proportion to your share of the total carried interest multiplied by the equity commitment of the Company and its affiliates. Notwithstanding the foregoing, upon the termination of your employment, your obligation to contribute your pro rata portion of capital to AGRE Co-Investors for any deals that close from and after your date of termination shall be based on the number of your carried interest points that have vested as of such date. For the avoidance of doubt, if the total number of points that have vested are 50 and the total number of points that have been allocated to you are 200, your co-investment funding obligations would be (50/200 or) 25% of your total co-investment commitment for any deals that close from and after the date of your termination of employment. To the extent that you have invested more than the required amount, the Company shall cause AGRE Co-Investors to return capital to you for the difference within 60 days of your termination. You further acknowledge and agree that you shall be required to contribute capital to the co-investment vehicle established in connection with the European Fund, the Asia Fund and the CPI Investments in proportion to your vested share of the total carried interest in the same manner.

6.	Restricted Covenants. Except as specifically modified herein, the restrictive covenants set forth on Exhibit B of any of the RSU Award Agreements remain in full force and effect. Notwithstanding the foregoing, for the purpose of subparagraph (b) of Exhibit B to any of the RSU Award Agreements, the definition of “Protected Period” shall mean, except with respect to KKR & Co. L.P., the Carlyle Group, Bain Capital, The Blackstone Group, L.P., Oaktree Capital Management, Starwood Capital Group, Colony Capital, LLC, Westbrook Real Estate Partners, Angelo Gordon & Co., AREA Property Investors, and Walton Street Capital, LLC, together with all of their respective subsidiaries, affiliates and investment funds, the later of (x) September 30, 2013; or (y) ninety (90) days following the date that you cease providing any services to the Company or any of its affiliates.

7.	Release. The Special Payment as well as the Company’s obligation to accelerate and/or continue to vest your incentive awards and carried interest points pursuant to Sections 3 and 4 hereof are expressly conditioned upon your delivery to the Company of a general release of claims for the benefit of the Company and its affiliates and related persons in a form satisfactory to the Company, with such release becoming effective and irrevocable prior to the sixtieth (60th) day following the date of your termination of employment. If such 60 day period begins in one taxable year and ends in a later taxable year, the Special Payment will be in the later taxable year. The form of release is attached hereto as Exhibit A.

8.	Office. During the Term and the Additional Term, your primary office location shall be the Company’s offices in New York City. At any time following the conclusion of the Term, the Company may relocate you from your present office to an office within the real estate department, provided that you will be entitled to administrative support necessary to the conduct of your specified duties as Chairman.

9.	Benefits. During your continued employment with the Company, you will continue to be entitled to participate in the various group health, disability and life insurance plans and other benefit programs as may generally be offered to similarly situated executives from time to time, provided that your available paid vacation will not be less than four (4) weeks in each calendar year (subject to the Company’s vacation policy as in effect from time to time regarding any limits on the ability to carry forward to a subsequent year accrued but unused vacation).

10.	Notice Entitlement. On written notice to you, the Company may terminate your service as a partner (which, in any case, will also terminate your employment, if you are then an employee) with or without Cause, it being understood that such a termination shall not be a breach by the Company or any of its affiliates of their agreements hereunder or otherwise. The period of notice that we will give you to terminate your service as a partner without Cause is 30 days. The Company may terminate your service as a partner for Cause without notice. The minimum period of notice that you are required to give us to terminate your service as a partner is 30 days. We reserve the right to require you to not be in the Company’s offices and/or not to undertake all or any of your duties and/or not to contact the Company’s clients, colleagues or advisors during all or part of any period of notice of your termination of service. Should we exercise this right, your terms and conditions of service and duties of fidelity and confidentiality to us remain in full force and effect.

11.	Payment in Lieu of Notice. The Company reserves the right to pay you in the event of a termination without Cause or in the event that you resign your employment.

12.	Non-Disparagement. You and the Company’s senior executives (specifically Leon Black, Marc Rowan, Josh Harris, Marc Spilker, John Suydam, James Zelter and Gene Donnelly) agree that you and the Company will not, whether during your employment or thereafter, directly or indirectly, make or ratify any statement, public or private, oral or written, to any person that disparages the business reputation of you or the Company or any of directors, officers, partners and successors, past and present, and each of them.

13.	Compliance. You understand that your continued service will be subject to, among other things, your adherence to the Company’s policies and procedures and other applicable compliance manuals, copies of which have previously been made available to you.

14.	Confidentiality. You will maintain the confidentiality of this Agreement (and any related understandings, including your compensation arrangements and amounts) at all times and will not discuss such matters with any person other than your spouse, accountant, financial and tax advisors or attorney, except that you may make such disclosure (i) to the extent necessary with respect to any litigation, arbitration or mediation involving this Agreement, or (ii) when disclosure is required by law or by any court or arbitrator with apparent jurisdiction to order you to disclose or make accessible any information. You shall be provided an opportunity to review any internal or external announcement regarding your departure from the Company or change in position prior to its publication. Subject to approval of the compliance department, upon your separation from the Company, you shall be entitled to retain copies (whether in hard copy or electronic copy) of your Microsoft Outlook contacts and your personal files, and you will be entitled to keep your mobile phone number (with you assuming monthly contract fees).

15.

Indemnification. During the Term and thereafter, the Company agrees to, and agrees to cause Apollo Management Holdings, L.P. to, indemnify and hold you and your heirs and representatives harmless, to the same extent applicable to similarly situated executives, against any and all damages, claims, costs, liabilities, losses and expenses (including reasonable attorneys’ fees) as a result of any claim or proceeding, or threatened claim or proceeding, against you that arises out of or relates to your service as an officer, director, partner or employee, as the case may be, of the Company, any of its affiliates or other entity at the request of the Company or any of its affiliates. During the Term and thereafter, you shall continue to be covered under the Company’s respective directors’ and officers’ liability policy(s) to same extent as similarly situated executives.

16.	Choice of Law; Arbitration; Waiver of Jury Trial. This Agreement shall be governed by and construed in accordance with the laws of the State of New York (without regard to any conflicts of laws principles thereof that would give effect to the laws of another jurisdiction), and any dispute or controversy arising out of or relating to this Agreement or your employment, other than injunctive relief as provided in this Agreement, will be settled exclusively by arbitration, conducted before a single arbitrator in New York, New York (applying New York law) in accordance with, and pursuant to, the National Rules for the Resolution of Employment Disputes of the American Arbitration Association (“AAA”). The decision of the arbitrator will be final and binding upon the parties hereto. Any arbitral award may be entered as a judgment or order in any court of competent jurisdiction. Either party may commence litigation in court to obtain injunctive relief in aid of arbitration, to compel arbitration, or to confirm or vacate an award, to the extent authorized by the Federal Arbitration Act or the New York Arbitration Act. The Company and you will share the AAA administrative fees, the arbitrator’s fee and expenses. Each party shall be responsible for such party’s attorneys’ fees. IF THIS AGREEMENT TO ARBITRATE IS HELD INVALID OR UNENFORCEABLE THEN, TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, YOU AND WE HEREBY WAIVE AND COVENANT THAT YOU AND WE WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE) ANY RIGHT TO TRIAL BY JURY IN ANY ACTION ARISING IN WHOLE OR IN PART UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY MATTERS CONTEMPLATED HEREBY, WHETHER NOW OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, AND AGREE THAT ANY OF THE COMPANY OR ANY OF ITS AFFILIATES OR YOU MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE COMPANY AND ITS AFFILIATES, ON THE ONE HAND, AND YOU, ON THE OTHER HAND, IRREVOCABLY TO WAIVE THE RIGHT TO TRIAL BY JURY IN ANY PROCEEDING WHATSOEVER BETWEEN SUCH PARTIES ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THAT ANY PROCEEDING PROPERLY HEARD BY A COURT UNDER THIS AGREEMENT WILL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

17.

Section 409A. This Agreement is intended to comply with (or be exempt from) Section 409A of the Internal revenue Code, as amended (“Section 409A”), and any payment to you hereunder shall be considered a separate payment. Notwithstanding any provision in this Agreement, if on the date of your separation of service, within the meaning of Section 409A (the “Separation Date”), you are “specified employee” as defined in Section 409A, then to the extent any amount payable under this Agreement on account of such separation constitutes the payment of nonqualified deferred compensation, within the meaning of Section 409A, that under the terms of this Agreement would be payable prior to the six-month anniversary of the Separation Date, such payment shall be delayed, so as not to trigger penalties under Section 409A until the earlier to occur of (x) the six-month anniversary of the Separation Date and (B) the date of your death. For purposes of determining the timing of payments to you following termination of employment, all references to such termination shall meant the Separation Date. Nothing contained herein is intended to constitute a guarantee of your personal tax treatment.

18.	Miscellaneous. This Agreement may not be modified, amended or waived unless in a writing signed by the undersigned parties. Any notice required hereunder shall be made in writing, as applicable, to the Company in care of its general counsel at his principal office location or to you at your principal office location or home address most recently on file with the Company, such notice to be deemed effective on the earlier of receipt or two days after it is issued. This Agreement may not be assigned by the parties other than as expressly provided herein. This Agreement may be executed through the use of separate signature pages or in any number of counterparts, including via facsimile or pdf, with the same effect as if the parties executing such counterparts had executed one counterpart.

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The effectiveness of these terms is subject to your execution and return of this Agreement on or before June 8, 2012. This Agreement, the RSU Award Agreements, The First Amended and Restated Limited Partnership Agreement of AGRE U.S. Real Estate Advisors, L.P., and The First Amended and Restated Limited Partnership Agreement of Apollo AGRE USREF Co-Investors (A), L.P. constitute the entire agreement between the parties in relation to its subject matter and supersedes any previous agreement or understanding between the parties relating thereto, including, without limitation, the letter agreement dated June 2, 2008 between you and the Company, all of which are hereby cancelled, and you confirm that in signing this Agreement you have not relied on any warranty, representation, assurance or promise of any kind whatsoever other than as are expressly set out in this Agreement or in the plans and documents referenced herein.

Sincerely,

/s/ Lisa Barse Berstein

Lisa Barse Bernstein
Global Head of Human Resources

Read, Accepted and Agreed to:

/s/ Joseph F. Azrack
Joseph F. Azrack

Dated: June 1, 2012

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